150401

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Withdrawal of Certificate of Designation

(PURSUANT TO NRS 78.1955(6))

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Withdrawal of Certificate of Designation for Nevada Profit Corporations

(Pursuant to NRS 78.1955(6))

1. Name of corporation:

OMEGA PROTEIN CORPORATION

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

NOW, THEREFORE, BE IT RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and empowered, for and on behalf of the Company, to withdraw the Certificate of Designation of Series A Junior Participating Preferred Stock with the Secretary of State of the State of Nevada by filing a Certificate of Withdrawal thereof containing, among other things, a copy of this resolution.

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Signature: (required)

X /s/ John D. Held

Signature of Officer Executive Vice President

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.